Exhibit 99

SPS Commerce Reports Third Quarter 2017 Financial Results

Company delivers 15% recurring revenue growth over the third quarter of 2016

MINNEAPOLIS, Oct. 26, 2017 (GLOBE NEWSWIRE) -- SPS Commerce, Inc. (NASDAQ:SPSC), a leader in retail cloud services, today announced financial results for the third quarter ended September 30, 2017.

Revenue was $56.2 million in the third quarter of 2017, compared to $49.3 million in the third quarter of 2016, reflecting 14% growth in revenue from the third quarter 2016. Recurring revenue grew 15% from the third quarter of 2016.

Net income in the third quarter of 2017 was $1.9 million or $0.11 per diluted share, compared to net income of $2.5 million, or $0.14 per diluted share, in the third quarter of 2016. Non-GAAP income per diluted share was $0.23, compared to non-GAAP income per diluted share of $0.21 in the third quarter of 2016. Adjusted EBITDA for the third quarter of 2017 increased 7% to $8.0 million, compared to the third quarter of 2016.

“Our solid third quarter performance continued to be driven by demand for our solutions which enable suppliers and retailers to navigate the increasing complexities of an omnichannel world,” said Archie Black, President and CEO of SPS Commerce.  “SPS Commerce has been at the forefront of implementing omnichannel business strategies and we have the largest network that enables real-time collaboration to address ever changing consumer demands.  Our comprehensive cloud-based platform positions us to capitalize on these industry dynamics and grow our market leadership.”

“In the third quarter, we executed on adding customers, growing wallet share and expanding our network,” said Kim Nelson, Chief Financial Officer. “We believe our strategy of balanced growth positions the company for ongoing success as we go after a multibillion-dollar TAM.”

Guidance

For the fourth quarter of 2017, revenue is expected to be in the range of $57.2 to $57.7 million.  Fourth quarter net income per diluted share is expected to be in the range of $0.07 to $0.09 with fully diluted weighted average shares outstanding of approximately 17.5 million shares.  Non-GAAP income per diluted share is expected to be in the range of $0.20 to $0.21. Adjusted EBITDA is expected to be in the range of $7.9 to $8.4 million.  Non-cash, share-based compensation expense is expected to be approximately $2.5 million, depreciation expense is expected to be approximately $2.2 million and amortization expense is expected to be approximately $1.2 million.

For the full year of 2017, revenue is expected to be in the range of $219.6 to $220.1 million, representing approximately 14% growth over 2016. Full year net income per diluted share is expected to be in the range of $0.45 to $0.47 with fully diluted weighted average shares outstanding of approximately 17.4 million shares.   Non-GAAP income per diluted share is expected to be in the range of $0.91 to $0.92. Adjusted EBITDA is expected to be in the range of $32.0 to $32.5 million. Non-cash, share-based compensation expense is expected to be approximately $9.3 million, depreciation expense is expected to be approximately $7.5 million, and amortization expense is expected to be approximately $4.7 million.

Quarterly Conference Call

SPS Commerce will discuss its quarterly results today via teleconference at 3:30 p.m. CT (4:30 p.m. ET). To access the call, please dial (877) 312-7508, or outside the U.S. (253) 237-1184, with Conference ID #93446968 at least five minutes prior to the 3:30 p.m. CT start time.  A live webcast of the call will also be available at www.investors.spscommerce.com under the Events and Presentations menu.  The replay will also be available on our website at www.investors.spscommerce.com.

About SPS Commerce

SPS Commerce perfects the power of trading partner relationships with the industry's most broadly adopted, retail cloud services platform. As a leader in cloud-based supply chain management solutions, we provide proven integrations and comprehensive retail performance analytics to thousands of customers worldwide. SPS Commerce has achieved 67 consecutive quarters of revenue growth and is headquartered in Minneapolis. For additional information, please contact SPS Commerce at 866-245-8100 or visit www.spscommerce.com.

SPS COMMERCE, SPS, and RETAIL UNIVERSE are marks of SPS Commerce, Inc. and Registered in the U.S. Patent and Trademark Office. 1=INFINITY logo, AS THE NETWORK GROWS, SO DOES YOUR OPPORTUNITY, INFINITE RETAIL POWER, RETAIL UNIVERSE, RSX, SPS logo, and others are further marks of SPS Commerce, Inc. These marks may be registered or otherwise protected in other countries.

Use of Non-GAAP Financial Measures

To supplement its financial statements, SPS Commerce also provides investors with Adjusted EBITDA and non-GAAP income per share, which are non-GAAP financial measures. SPS Commerce believes that these non-GAAP measures provide useful information to management and investors regarding certain financial and business trends relating to its financial condition and results of operations. SPS Commerce's management uses these non-GAAP measures to compare the company's performance to that of prior periods for trend analyses and planning purposes. It uses Adjusted EBITDA for purposes of determining executive and senior management incentive compensation. These measures are also presented to the company's board of directors.

Adjusted EBITDA consists of net income adjusted for depreciation and amortization, interest expense, interest income, income tax expense, stock-based compensation expense and other adjustments as necessary for a fair presentation. SPS Commerce uses Adjusted EBITDA as a measure of operating performance because it assists the company in comparing performance on a consistent basis, as it removes from operating results the impact of the company's capital structure. SPS Commerce believes Adjusted EBITDA is useful to an investor in evaluating the company's operating performance because it is widely used to measure a company's operating performance without regard to items such as depreciation and amortization, which can vary depending upon accounting methods and the book value of assets, and to present a meaningful measure of corporate performance exclusive of the company's capital structure and the method by which assets were acquired.

Non-GAAP income per share consists of net income plus stock-based compensation expense, amortization expense related to intangible assets and other adjustments as necessary for a fair presentation, divided by the weighted average number of shares of common stock outstanding during each period. SPS Commerce believes non-GAAP income per share is useful to an investor because it is widely used to measure a company's operating performance.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with generally accepted accounting principles in the United States. These non-GAAP financial measures exclude significant expenses and income that are required by GAAP to be recorded in the company's financial statements and are subject to inherent limitations. SPS Commerce urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures that are included in this press release.

Pursuant to recent Compliance and Disclosure Interpretations published by the U.S. Securities and Exchange Commission in May 2016 (the “May C&DI”) related to the use of non-GAAP financial measures, SPS Commerce now includes an adjustment to non-GAAP income to reflect the income tax effects of the adjustments to GAAP net income, as discussed above. To quantify these tax effects, SPS Commerce recalculates income tax expense excluding the direct book and tax effects of the specific items constituting the non-GAAP adjustments (e.g., stock-based compensation expense). The difference between this recalculated income tax expense and GAAP income tax expense is presented as the income tax effect of the non-GAAP adjustments.

Forward-Looking Statements

This press release may contain forward-looking statements, including information about management's view of SPS Commerce's future expectations, plans and prospects, including our views regarding future execution within our business, the opportunity we see in the retail supply chain world and our performance for the fourth quarter and full year of 2017, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors which may cause the results of SPS Commerce to be materially different than those expressed or implied in such statements. Certain of these risk factors and others are included in documents SPS Commerce files with the Securities and Exchange Commission, including but not limited to, SPS Commerce's Annual Report on Form 10-K for the year ended December 31, 2016, as well as subsequent reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could have material adverse effects on SPS Commerce's future results. The forward-looking statements included in this press release are made only as of the date hereof. SPS Commerce cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, SPS Commerce expressly disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in thousands, except share amounts)

	September 30,	December 31,
	2017	2016
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$128,984	$115,877
Short-term marketable securities	34,869	23,076
Accounts receivable, less allowance for doubtful accounts of $878 and $515, respectively	24,175	20,746
Deferred costs	23,326	19,224
Other current assets	5,853	7,010
Total current assets	217,207	185,933
PROPERTY AND EQUIPMENT, net	15,616	15,314
GOODWILL	51,783	49,777
INTANGIBLE ASSETS, net	17,720	19,788
MARKETABLE SECURITIES, non-current	2,491	7,494
OTHER ASSETS
Deferred costs, non-current	6,475	6,086
Deferred income tax asset, non-current	26,628	12,446
Other non-current assets	1,101	1,527
Total assets	$339,021	$298,365
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$3,089	$2,302
Accrued compensation	12,681	13,740
Accrued expenses	3,991	3,508
Deferred revenue	16,209	11,055
Deferred rent	1,655	1,556
Total current liabilities	37,625	32,161
OTHER LIABILITIES
Deferred revenue, non-current	10,625	10,847
Deferred rent, non-current	3,498	4,179
Deferred income tax liability, non-current	2,100	1,911
Total liabilities	53,848	49,098
COMMITMENTS and CONTINGENCIES
STOCKHOLDERS’ EQUITY
Preferred stock, $0.001 par value; 5,000,000 shares authorized; 0 shares issued and outstanding	-	-
Common stock, $0.001 par value; 55,000,000 shares authorized; 17,224,060 and 17,081,145 shares issued and outstanding, respectively	17	17
Additional paid-in capital	294,943	286,315
Accumulated deficit	(10,800)	(33,739)
Accumulated other comprehensive loss	1,013	(3,326)
Total stockholders’ equity	285,173	249,267
Total liabilities and stockholders’ equity	$339,021	$298,365

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Revenues	$56,150	$49,284	$162,366	$142,234
Cost of revenues	18,645	16,171	54,166	47,024
Gross profit	37,505	33,113	108,200	95,210
Operating expenses
Sales and marketing	18,239	16,526	54,059	49,092
Research and development	6,549	5,574	17,023	16,185
General and administrative	8,744	7,149	24,709	21,516
Amortization of intangible assets	1,128	1,194	3,460	3,553
Total operating expenses	34,660	30,443	99,251	90,346
Income from operations	2,845	2,670	8,949	4,864
Other income (expense)
Interest income, net	272	112	704	408
Other income (expense), net	(195)	947	(356)	866
Total other income (expense), net	77	1,059	348	1,274
Income before income taxes	2,922	3,729	9,297	6,138
Income tax expense	(1,058)	(1,220)	(2,636)	(2,233)
Net income	$1,864	$2,509	$6,661	$3,905

Net income per share
Basic	$0.11	$0.15	$0.39	$0.23
Diluted	$0.11	$0.14	$0.38	$0.23

Weighted average common shares used to compute net income per share
Basic	17,223	17,001	17,192	16,916
Diluted	17,410	17,341	17,394	17,185

SPS COMMERCE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in thousands)

	Nine Months Ended
	September 30,
	2017	2016
Cash flows from operating activities
Net income	$6,661	$3,905
Reconciliation of net income to net cash provided by operating activities
Deferred income taxes	1,968	(818)
Share based earn-out liability	-	(1,103)
Depreciation and amortization of property and equipment	5,261	4,883
Amortization of intangible assets	3,460	3,553
Provision for doubtful accounts	1,365	977
Stock-based compensation	6,833	6,004
Other, net	(19)	-
Changes in assets and liabilities, net of effect of acquisition
Accounts receivable	(4,476)	(3,879)
Deferred costs	(4,487)	(4,194)
Other current and non-current assets	1,135	(2,840)
Accounts payable	632	(90)
Accrued compensation	(1,140)	173
Accrued expenses	469	126
Deferred revenue	4,932	3,927
Deferred rent	(622)	(271)
Net cash provided by operating activities	21,972	10,353
Cash flows from investing activities
Purchases of property and equipment	(5,242)	(5,972)
Purchases of marketable securities	(29,819)	(18,137)
Maturities of marketable securities	23,029	12,500
Acquisitions of businesses and intangible assets, net of cash acquired	(500)	(18,062)
Net cash provided by (used in) investing activities	(12,532)	(29,671)
Cash flows from financing activities
Net proceeds from exercise of options to purchase common stock	1,307	3,520
Excess tax benefit from exercise of options to purchase common stock	-	2,710
Net proceeds from employee stock purchase plan	1,011	786
Net cash provided by financing activities	2,318	7,016
Effect of foreign currency exchange rate changes	1,349	399
Net increase (decrease) in cash and cash equivalents	13,107	(11,903)
Cash and cash equivalents at beginning of period	115,877	121,538
Cash and cash equivalents at end of period	$128,984	$109,635

SPS COMMERCE, INC.
NON-GAAP RECONCILIATION
(Unaudited; in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2017	2016	2017	2016

Net income	$1,864	$2,509	$6,661	$3,905
Depreciation and amortization of property and equipment	1,830	1,624	5,261	4,883
Amortization of intangible assets	1,128	1,194	3,460	3,553
Interest income, net	(272)	(112)	(704)	(408)
Income tax expense	1,058	1,220	2,636	2,233
Stock-based compensation expense	2,347	2,012	6,833	6,004
Other	-	(1,034)	-	(1,106)
Adjusted EBITDA	$7,955	$7,413	$24,147	$19,064

Net income	$1,864	$2,509	$6,661	$3,905
Stock-based compensation expense	2,347	2,012	6,833	6,004
Amortization of intangible assets	1,128	1,194	3,460	3,553
Other	-	(1,034)	-	(1,106)
Income tax effects of adjustments	(1,259)	(1,061)	(4,603)	(3,399)
Non-GAAP income	$4,080	$3,620	$12,351	$8,957

Shares used to compute non-GAAP income per share
Basic	17,223	17,001	17,192	16,916
Diluted	17,410	17,341	17,394	17,185
Non-GAAP income per share
Basic	$0.24	$0.21	$0.72	$0.53
Diluted	$0.23	$0.21	$0.71	$0.52

Contact:
Investor Relations
The Blueshirt Group
Lisa Laukkanen
Irmina Blaszczyk
SPSC@blueshirtgroup.com
415-217-4962